EXHIBIT 10.2

MEMORANDUM OF UNDERSTANDING

Dated as of November 1, 2022

BY AND BETWEEN UNITED GUARDIAN, INC., AS REPRESENTED BY ITS BOARD OF DIRECTORS (THE “COMPANY”) AND KEN GLOBUS (“MR. GLOBUS”)

As of November 1, 2022, Mr. Globus will be separated as an employee from the Company. The following terms and conditions will be applicable to the period subsequent to November 1, 2022 and will be binding as applied by NY law when signed by the parties below. The parties expect that any future disputed matters not covered by these terms will be worked out by reasonable discussion between the Company and Mr. Globus.

1.

Monthly retainer: The Company will retain Mr. Globus as a consultant to render management guidance and advice in connection with routine business matters, commencing November 1, 2022 through February 28, 2023. The Company will pay Mr. Globus a consulting fee of $10,000 per month at the end of each month. It is estimated that no more than 20 hours of work per month will be required. In the event he works more than 20 hours in any given month, he will not receive any additional compensation. Mr. Globus will not be required to submit any accounting or breakdown as to the services rendered during this period, Mr. Globus will assist in the transition of the position of CEO to Beatriz Blanco including but not limited to such matters as sales assistance, management and employee guidance, preparation of the 10-Qs, 10-K, Annual Report, Proxy Statement, stockholders’ letter(s), annual meeting preparation, and press releases.

2.

Board of Directors: Mr. Globus will remain on the Board of Directors as Chairman and receive Board fees, prorated where necessary, at a compensation rate comparable to the other non-employee Board members.

3.	Health Insurance: Mr. Globus, like all separated employees will be entitled to purchase continuing health insurance under COBRA, or an alternate plan, such as Medicare, at his own expense.

4.

Profit Sharing Bonus: Because Mr. Globus will not be an employee at the end of FY 2022, he will not be eligible to a performance bonus nor to the company contribution to the profit sharing program for FY 2022. However, the Company shall pay to Mr. Globus a one time retirement payment, in the amount of $90,000.

5.

Car: Mr. Globus may purchase his current Company car from the Company at the fair market value to be determined by a review of the value of the car as reported by the Kelley Blue Book, Edmunds or other reputable sources.

United Guardian, Inc.	Ken Globus

By: /S/ Arthur Dresner	/S/ Ken Globus
Director